Exhibit 99.1

PRESS RELEASE		FOR IMMEDIATE RELEASE
July 26, 2012		NEBRASKA DISTRIBUTION
CONTACT:	Chad Daffer or Andy Grier
800/283-2357

AMERICA FIRST TAX EXEMPT INVESTORS L.P.
ANNOUNCES RECENT INVESTMENT ACTIVITY AND NEW SECURED CREDIT FACILITY

Omaha, NE- July 26, 2012 - America First Tax Exempt Investors, L.P. (NASDAQ: ATAX) (the “Company”), announced today the execution of a new secured credit facility utilizing a tender option bond (“TOB”) structure with an international financial institution (the “Bank”) where $65 million of a new tax-exempt investment class is the securitized asset.
TOB Financing and Investment Summary
On July 19, 2012, the Company purchased 100% of the residual participation receipts (“LIFERs”) from three TOB trusts executed in connection with a TOB financing structure established by the Bank for approximately $16 million. The TOB financing arrangement securitized certain Public Housing Capital Fund Revenue (“PHCFR”) certificates from three separate Trusts. Each Public Housing Capital Fund Revenue Trust owns loans made by the United Stated Department of Housing and Urban Development (“HUD”) to public housing authorities. Each Trust will directly receive required payments of principal (and interest) appropriated from HUD to the Public Housing Authorities and has a first lien on those appropriations per the underlying loan documents. Each Trust was also further bifurcated into two classes, one with a ten year from inception maturity (June 30, 2022) and the remainder with a maturity matching the ending term of the underlying loans. The TOB Trusts securitized 100% of the Public Housing Capital Fund Revenue Trust certificates with a term greater than June 30, 2022. Each of the three Public Housing Capital Fund Revenue Trusts is initially rated investment grade by Standard & Poor's.
The following are some key facts pertaining to the securitized asset:

	Weighted		Weighted	Principal
	Average	Investment	Average Interest	Outstanding
	Life (years)	Rating	Rate Over Life	6/30/2012
PHCFR Trust I	12.75	AA-	5.33%	26,406,558

PHCFR Trust II	12.3	AA-	4.24%	17,959,713

PHCFR Trust III	13.3	BBB	5.41%	20,898,432

Total Public Housing Capital Fund Investment				$65,264,703

Payments received from its investment ownership of the LIFERs will be exempt from federal income taxation.

“We are excited about this transaction both from the tax-exempt nature of the Public Housing Capital Fund Revenue Trusts and the immediate improvement to the credit and liquidity profiles this investment provides the Company. The TOB facility allows the Company to leverage this investment at a very attractive variable interest rate and we believe the return on this leveraged investment will be accretive to Cash Available for Distribution,” stated Chad Daffer, Fund Manager. “Achieving full investment and leverage are key objectives that drive increases in our Cash Available for Distribution.”
About America First Tax Exempt Investors, L.P.
America First Tax Exempt Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of federally tax-exempt mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments. The Company is pursuing a business strategy of acquiring additional tax-exempt mortgage revenue bonds on a leveraged basis in order to: (i) increase the amount of tax-exempt interest available for distribution to its investors; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. The Company seeks to achieve its investment growth strategy by investing in additional tax-exempt mortgage revenue bonds and other tax-exempt investments, taking advantage of attractive financing structures available in the tax-exempt securities market and entering into interest rate risk management instruments. America First Tax Exempt Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.
Safe Harbor Statement
Information contained in this press release contains “forward-looking statements,” including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.